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For immediate release
Media contact, Janice Aston White, 713-307-8780

Endeavour awarded two exploration licenses in Norway

Houston, TX – December 6, 2004 — Endeavour International Corporation (AMEX:END) announced today that its subsidiary Endeavour Energy Norge AS has been awarded a 7.5 percent ownership in two licenses as part of the 2004 Awards in Predefined Areas (APA). The concession round is held annually by the Norwegian Ministry of Petroleum and Energy in mature parts of the Norwegian Continental Shelf.

The awarded areas cover approximately 600 square kilometers or 232 square miles, equivalent to 30 Gulf of Mexico blocks, in the Njord area in PL 107 and PL 102 where Endeavour now holds a 2.5 percent ownership. The company and its partners are currently conducting exploration and exploitation activities in the Njord area that are expected to extend the life of the field beyond 2013.

“These awards significantly expand our interests in an area where we believe that Endeavour and its partners can increase productivity and longevity of its resources,” said William L. Transier and John N. Seitz, co-chief executive officers of Endeavour International Corporation. “The announcement also illustrates the value that the purchase of OER now Endeavour Energy Norge has created for the company. In less than a year, we have developed a portfolio of assets in the United Kingdom and Norway that offer both exploration and exploitation upside.”

As part of the awards, Endeavour Energy Norge AS and its partners have committed to conducting an exploration program over a two-to-three-year period that involves reprocessing and evaluating 3D seismic data to determine potential drill sites. The group is currently involved in a gas development project in the Njord area that is expected to be approved early in 2005 with production slated in 2007.

The Ministry of Petroleum and Energy offered 28 production licenses to 21 companies that participated in the APA 2004 that included properties in the North Sea, in Haltenbanken in the Norwegian Sea and in the Barents Sea around the Snøhvit field. The blocks were awarded only to companies that have identified opportunities for continued exploration activities.

In early 2004, Endeavour became a publicly traded U. S. independent energy company that has moved aggressively to establish a presence in both the United Kingdom and Norwegian sectors of the North Sea. Endeavour was awarded nine production licenses covering 18 blocks off the coast of the UK in the 22nd Seaward Licensing Round. Prior to the announced acquisition of OER, the company was notified by the Ministry of Petroleum and Energy in Norway of its pre-qualification as a licensee in that country.

Endeavour International Corporation is an international oil and gas exploration and production company primarily focused on the acquisition, exploration and development of energy reserves in the North Sea sectors of the United Kingdom and Norway. The company also holds interests in a gas development project in Thailand. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.